AMENDMENT NO. 1 TO

BINDING LETTER OF INTENT DATED MARCH 8, 2004

        THIS AMENDMENT NO. 1 TO BINDING LETTER OF INTENT DATED MARCH 8, 2004 ("Amendment No. 1") is made and entered into effective the 30th day of April, 2004, by and between Left Right Marketing Technology, Inc., a Delaware corporation ("LRMK") and Hall Communications, Inc., a Nevada corporation ("HallComm").

RECITALS

A. LRMK and HallComm entered into a binding letter of intent on March 8, 2004 (the "LOI") providing for the merger (the "Merger") of HallComm into a to be formed wholly owned subsidiary of LRMK. Pursuant to the Merger, 50,000 restricted shares of LRMK Series A Preferred Stock will be exchanged for 100% of the issued and outstanding shares of HallComm. Following the Merger, HallComm will have merged with the new LRMK subsidiary wherein the LRMK subsidiary will cease to exist and HallComm will become a wholly owned subsidiary of LRMK;

B. Crazy Grazer LLC was a party to the original LOI, however, LRMK completed the Merger with Crazy Grazer on April 26, 2004. Therefore, Crazy Grazer is no longer a party to the LOI;

C. Paragraph 3 of the LOI specifies that the Closing of the Merger shall occur on or before April 30, 2004;

D. LRMK and HallComm desire to amend the LOI to extend the Merger Closing date to occur on or before October 31, 2004; and

E. LRMK and HallComm desire to amend the LOI pursuant to this Amendment No. 1.

NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1. Paragraph 3 of the LOI shall be amended to read:

3. Merger: Preparation of Merger Agreement. The parties would proceed in good faith to negotiate the terms of a mutually acceptable merger agreement (the "Merger Agreement") containing such covenants, representations, warranties and conditions as are customary in transactions of this type, but including the matters described herein. The parties will use their best efforts to complete the Merger Agreement and have the Merger Agreement approved by the parties Board of Directors by September 30, 2004. Closing of the Mergers is anticipated to be on or before October 31, 2004.

2. Other than as specifically provided in this Amendment No. 1, all other provisions of the LOI shall remain in full force and effect, the LOI as amended by this Amendment No. 1 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HallComm:

Hall communications, inc.

a Nevada corporation

By:/S/Richard "Mick" Hall

Richard "Mick" Hall

President and sole stockholder

LRMK:

LEFT RIGHT MARKETING TECHNOLOGY, INC.

a Delaware corporation

By: /S/Mark Newburg

Mark Newburg

Chief Operating Officer